Exhibit 99.1

AMS HEALTH SCIENCES ANNOUNCES 2004 YEAR-END FINANCIAL RESULTS

OKLAHOMA CITY, Mar 15, 2005 (BUSINESS WIRE) -- AMS Health Sciences, Inc., (AMEX:AMM), today announced financial results for the year ended Dec. 31, 2004. Net sales were $18.2 million for the year ended Dec. 31, 2004, compared to net sales of $18.5 million for the year ended Dec. 31, 2003, a 1.6 percent decrease. Year end adjustments, primarily a tax valuation write off of $3.2 million, increased the 2004 net loss for the year from $(.40) per share to a reported $(.90) per share. Net loss for 2004 was $6.3 million, or $(0.90) per common and diluted share, on 6.9 million shares outstanding, compared to a net loss of $2.6 million, or $(0.57) per common and diluted share, on 4.5 million shares outstanding in 2003.

During the year, the Company successfully replaced revenues of approximately $500,000 per month, $6 million on an annualized basis, from its ephedra-based diet products that were removed from the market due to a 2003 government ruling. The revenues were replaced through the combination of a successful new associate recruiting program and the Company's launch of its FREE Trial program with strong reliance on the Company's core products, including Prime One and AM-5000. On April 9, 2004 when ephedra was banned, AMS was shipping approximately 18,000 bottles of ephedra-based weight loss product every month, accounting for approximately one-third of the Company's $1,500,000 of monthly revenue.

"We spent a substantial portion of 2004 launching our FREE Trial customer acquisition program and replacing sales lost as noted above. 2004 is behind us and now the focus is clearly on increasing revenue and building a profitable direct sales company," stated Mr. David D'Arcangelo, President of AMS Health Sciences. "Our strategy for further increasing revenues and moving towards profitability is to continue increasing the percentage of good business written through sales associate training, along with retention techniques to improve the bottom line results. We believe that currently active and new enrolling associates will favorably impact 2005 revenues," added D'Arcangelo.

The write off of the Company's prior year deferred tax asset, $1.9 million, or $(0.28) per share, as well as the non-recognition of any current year deferral, $1.3 million, or $(.0.22) per share, accounted for a total of $(0.50) per share of the loss for the year. Losses were also driven by higher up-front costs involved with the Company's new auto-ship FREE Trial program to recruit new associates and customers; however, the Company believes the increase in long-term auto-ship customers and associates will more than offset the up-front costs involved with the recruitment program.

Cash and marketable securities at Dec. 31, 2004, totaled $3,392,772 compared to $4,186,259 at Dec. 31, 2003. The quick ratio of assets to liabilities stood at 2:7, while shareholders' equity on Dec. 31, 2004, was $6.8 million.

About AMS Health Sciences, Inc.

AMS Health Sciences, Inc. sells more than 60 natural nutritional supplements, weight management products, and natural skincare products, including the world's number-one all-natural weight loss and stress reliever, Prime One, through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.


Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates," "believes," "expects," "may," "will," or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements.

SOURCE:  AMS Health Sciences, Inc.